Exhibit 10.1

AMENDMENT No. 2
TO
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
JBG SMITH PROPERTIES LP

Dated as of: October 27, 2025

THIS AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF JBG SMITH Properties LP (the “Partnership”), dated as of October 27, 2025 (this “Amendment”), is entered into by and among JBG SMITH Properties, a Maryland real estate investment trust, as the general partner of and a limited partner in the Partnership (the “General Partner”), and the General Partner, on behalf of and as attorney in fact for each of the persons and entities identified in the Partner Registry as a Limited Partner in the Partnership, together with any other Persons who become Partners in the Partnership as provided in the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of December 17, 2020, as amended (the “Agreement”), who or which has approved this Amendment. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the General Partner desires to amend the Table of Contents, Article VIII, Sections 1.1, 11.2.B, 11.2.C and 14.2.E of the Agreement and Section 9.B.(ii) of Exhibit E and has determined that it is in the best interests of the Partnership to make such amendments;

WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote, and the General Partner desires to amend the Table of Contents, Article VIII and Section 1.1 of the Agreement in accordance with Section 14.1.B of the Agreement as set forth herein;

WHEREAS, Section 14.1.D of the Agreement provides that the General Partner shall not amend Section 11.2 without the Consent of the Outside Limited Partners;

WHEREAS, the Consent of the Outside Limited Partners has been received, and the General Partner desires to amend Section 11.2.B, 11.2.C and 14.2.E of the Agreement in accordance with Section 14.1.D of the Agreement as set forth herein;

WHEREAS, the General Partner and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the certain exceptions: and

WHEREAS, the affirmative vote of holders of more than 50% of the outstanding LTIP Units affected by the proposed amendment to Section 9.B.(ii) of Exhibit E has been received;

NOW, THEREFORE, in consideration of the foregoing and for other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the General Partner hereby agrees as follows:

1.	The Table of Contents is hereby amended to remove the term “Partnership Approval” and add (i) the term “Surviving Company” and (ii) Section 8.7 Partnership Right to Call Common Partnership Units.

2.	The following definitions in Section 1.1 are hereby amended and restated in their entirety as follows:

“General Partner Entity” means the General Partner; provided, however, that if (i) the General Partner at any time does not have at least one of its classes of common shares of beneficial interest (or other comparable equity interests) Publicly Traded and (ii) the shares of common stock (or other comparable equity interests) of an entity that owns, directly or indirectly, all of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term “General Partner Entity” shall refer to such entity whose shares of common stock (or other comparable equity securities) are Publicly Traded. If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term “General Partner Entity” shall mean the General Partner..

“Shareholder Approval” means the approval of General Partner Entity’s common shareholders of an Extraordinary Transaction.

“Shareholder Vote” means a shareholder vote of General Partner Entity’s common shareholders.

“Tender Offer” has the meaning set forth in Section 11.2.B.

3.	Section 1.1 is hereby amended to remove the term “Partnership Approval” and its related definition.

4.	Section 1.1 is hereby amended to add the following term and definition:

“Surviving Company” has the meaning set forth in Section 11.2.B.

5.	Article VIII of the Agreement is hereby amended to add the following new Section 8.7:

“Section 8.7   Partnership Right to Call Common Partnership Units. Notwithstanding any other provision of this Agreement, at any time when the number of Common Partnership Units held by a Limited Partner is less than 10,000, the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem all outstanding Common Partnership Units owned by such Limited Partner, in each case by treating any such holder thereof as a Redeeming Partner who has delivered a Notice of Redemption pursuant to Section 8.6 hereof for the amount of Common Partnership Units to be specified by the General Partner, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.7. Such notice given by the Partnership to a Limited Partner pursuant to this Section 8.7 shall be treated as if it were a Notice of Redemption delivered to the General Partner by such Limited Partner.”

6.	Section 11.2.B is hereby amended and restated in its entirety as follows:

“B.Extraordinary Transactions. Notwithstanding the restrictions set forth in Section 11.2.A or any other provision of this Agreement, the General Partner Entity shall not engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person, sale of all or substantially all of its assets or any reclassification, recapitalization or other change in outstanding Publicly Traded Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of Conversion Factor) (each, an “Extraordinary Transaction”), unless, in connection with such Extraordinary Transaction:

(1)

all Partners either will receive, or will have the right to receive, for each Partnership Unit, cash, securities or other property in the same form as, and equal in amount to the product of the Conversion Factor and the greatest amount of, the cash, securities or other property paid to a holder of Publicly Traded Shares, if any, corresponding to such Partnership Unit in consideration of one such Publicly Traded Share at any time during the period from and after the date on which the Extraordinary Transaction is consummated; provided, however, that if in connection with the Extraordinary Transaction, a purchase, tender or exchange offer (a “Tender Offer”) shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the organizational documents of the General Partner Entity, each holder of Partnership Units shall receive, or shall have the right to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Publicly Traded Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer;

(2)

all of the following conditions are met: (a) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Partnership or another limited liability company or limited partnership which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Company”); (b) the Partners that held Common Partnership Units immediately prior to the consummation of such Extraordinary Transaction own a percentage interest of the Surviving Company based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (c) the rights, preferences and privileges in the Surviving Company of such Partners are at least as favorable as those in effect with respect to the Common Partnership Units immediately prior to the consummation of such transaction and as those applicable to any non-managing members or limited partners of the Surviving Company; and (d) the rights of such Partners include at least one of the following: (x) the right to redeem their interests in the Surviving Company for the consideration available to such persons pursuant to Section 11.2.B(1) or (y) the right to redeem their interests in the Surviving Company for cash on terms substantially equivalent to those in effect with respect to their Common Partnership Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the Surviving Company has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and Publicly Traded Shares; or

(3)

the General Partner Entity is the surviving entity in the Extraordinary Transaction and the holders of Publicly Traded Shares do not receive cash, securities, property or other consideration in the Extraordinary Transaction.”

7.	Section 11.2.C is hereby amended and restated in its entirety as follows:

“C. [Reserved]”

8.	Section 14.2.E is hereby amended and restated in its entirety as follows:

“E. Record Date. The General Partner may set, in advance, the Partnership Record Date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the Partnership Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held or Consent is to be given. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.”

9.	Section 9.B.(ii) of Exhibit E is hereby amended and restated in its entirety as follows:

“(ii) [Reserved]”

10.	Unless amended herein, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed by facsimile or other electronic transmission.

This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

JBG SMITH PROPERTIES

By: /s/ Steven A. Museles

Name: Steven A. Museles

Title: Chief Legal Officer and Corporate Secretary